Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Fourth Quarter and Year Ended December 25, 2011

Greenwood Village, CO — February 16, 2012 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 and 52 weeks ended December 25, 2011.

Financial and Operational Results

During the Company’s fiscal fourth quarter 2011:

•                  Adjusted earnings per diluted share were $0.28 compared to $0.13 a year ago; GAAP earnings per diluted share were $0.20 compared to $0.14 in the fiscal fourth quarter 2010 (See Schedule I)

•                  Company-owned comparable restaurant gross sales increased 4.8%

•                  Restaurant-level operating profit margin increased to 19.9% from 17.0% (See Schedule II)

•                  The Company opened four new company-owned Red Robin® restaurants, including its first Red Robin’s Burger Works™ and one new franchised Red Robin® restaurant

Adjusted net income for the 12 weeks ended December 25, 2011, was $4.1 million compared to $2.0 million earned for the comparable period in fiscal 2010.  Adjusted net income excludes $1.2 million of expense and $0.4 million of income in the fiscal fourth quarter 2011 and 2010, respectively, related to asset impairments, restaurant closing and executive transition costs net of taxes as detailed in Schedule I below.  GAAP net income during the fiscal fourth quarter 2011 was $2.9 million compared to $2.2 million during the comparable period in fiscal 2010.

For the 52 weeks ended December 25, 2011, the Company reported adjusted earnings per diluted share of $1.58 compared to $0.71 in fiscal 2010.  Adjusted net income in fiscal 2011 was $24.3 million compared to $11.1 million in 2010 as detailed in Schedule I.  GAAP earnings per diluted share for fiscal 2011 amounted to $1.34 compared to $0.46 in 2010.  GAAP net income in fiscal 2011 and 2010 was $20.6 million and $7.3 million, respectively.

“Our strong fourth quarter 2011 performance reflects the sales growth we realized from a sequential improvement in guest count trends, accentuating value with the continued success of our limited time offerings and execution of happy hour and other revenue-driving initiatives,” said Steve Carley, Red Robin Gourmet Burgers, Inc. Chief Executive Officer.  “In addition, despite continued pressure from commodity inflation, our team members were able to capture substantial net cost savings, which resulted in significantly higher profits in the fourth quarter.  The targeted reduction in restaurant costs we announced in early 2011 with Project Red are being realized more quickly than we anticipated.”

Continued Growth in Operating Results

Total Company revenues, which include company-owned restaurant sales and franchise royalties, increased 7.0% to $206.0 million in the fiscal fourth quarter of 2011 versus $192.6 million in the same period last year.  For fiscal 2011, total revenues increased 5.9% to $914.9 million.

Comparable restaurant gross sales increased 4.8% for company-owned restaurants in the fiscal fourth quarter of 2011 compared to the fiscal fourth quarter of 2010, driven by a 5.6% increase in average guest check, partially offset by a 0.8% decrease in guest counts.  Net of loyalty incentive and other discounts, comparable sales increased 3.1% in the fiscal fourth quarter of 2011 compared to the prior year.  Comparable sales for the 52 weeks ended December 25, 2011 grew 2.9% on a gross basis and 2.3% net of incentives and discounts.

Average weekly net sales in company-owned restaurants increased to $51,844 per unit in the fiscal fourth quarter of 2011 (3,904 operating weeks) compared to $50,198 a year ago (3,771 operating weeks).  In the Company’s franchised restaurants, average weekly net sales per unit were $50,004 in the fiscal fourth quarter of 2011, an increase of 4.8% compared to $47,723 last year.  System-wide net sales in the fiscal fourth quarter of totaled $284.7 million, compared to $266.1 million in the prior year, and were $1,267.4 million for fiscal year 2011.

Restaurant-level operating profit margins at company-owned restaurants were 19.9% in the fiscal fourth quarter of 2011 compared to 17.0% in the fiscal fourth quarter of 2010, an improvement of 290 basis points as a result of lower operating costs that more than offset higher food and beverage costs.  Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.(1)

Selling, general and administrative (“SG&A”) expenses were $23.6 million in the 12 weeks ended December 25, 2011, compared to $19.5 million in the same period of fiscal 2010.  SG&A in the fiscal fourth quarter of 2011 increased due to higher performance-based compensation costs and included $1.3 million related to development of the Company’s new information systems which will be implemented in fiscal 2012.

In the fiscal fourth quarter of 2011, the Company recorded a pre-tax non-cash asset impairment charge of $2.4 million related to two locations where the net book value exceeded the estimated fair value of the related assets.

The Company had an effective tax rate of 2.8% in the fiscal fourth quarter of 2011, compared to an effective tax benefit in the fiscal fourth quarter of 2010.  For the full fiscal year 2011, the Company’s effective tax rate was 6.8%.

(1)Schedule II of this earnings release defines restaurant-level operating profit and reconciles this metric to income from operations and net income for all periods presented.  The Company’s restaurant-level operating profit metric is designed to afford management and investors with a basis for considering and comparing restaurant performance.  It is not calculated in conformity with generally accepted accounting principles (“GAAP”).  It is intended to supplement, rather than replace GAAP results.  Restaurant-level operating profit is useful to management and to the Company’s investors because it is widely regarded in the restaurant industry as a meaningful metric by which to evaluate restaurant-level operating efficiency and performance.

Balance Sheet and Liquidity

On December 25, 2011, the Company had cash and cash equivalents of $35.0 million and total debt of $156.9 million, including $10.7 million of capital lease liabilities.  For the 52 weeks ended December 25, 2011, cash from operations totaled $95.7 million compared to $70.6 million for the same period in 2010.  During fiscal 2011, Red Robin’s capital investments amounted to $44.1 million compared to $35.0 million in fiscal 2010.

During the fiscal fourth quarter of 2011, the Company repurchased approximately 92,000 shares for $2.3 million.  For the full fiscal year 2011, the Company repurchased a total of 1.2 million shares, or 7.6% of shares outstanding, for $33.0 million.

Restaurant Openings

As of the end of the fiscal fourth quarter of 2011, there were 327 company-owned restaurants and 137 franchised Red Robin® locations.  In the fiscal fourth quarter of 2011, the Company opened three full-size prototype Red Robin® restaurants and its first smaller prototype Red Robin’s Burger Works™, while franchisees opened one new restaurant.  During fiscal 2011, the Company opened 13 new company-owned restaurants and three franchised Red Robin® restaurants.

Outlook for 2012

Red Robin’s fiscal 2012 will consist of 53 weeks ending on December 30, 2012.

In fiscal 2012, the Company expects low-single-digit growth of comparable restaurant net sales compared to the prior year.

Cost of sales is expected to increase to near 26.0% of sales, or 60 to 80 basis points higher than fiscal 2011.  Improvements in operating expenses and the impact of select item price increases implemented in fiscal 2011 are expected to offset the higher commodity costs.  Average restaurant-level operating profit margins are expected to increase modestly in fiscal 2012 from fiscal 2011.

The income tax rate in fiscal 2012 is expected to increase to a range of 22% to 24% from 6.8% in fiscal 2011 as a result of higher income before income taxes and expiration of the HIRE Act tax credit.

During fiscal 2012, the Company expects to open between 13 and 15 new company-owned restaurants, including four Red Robin’s Burger Works™.  The increase in new store openings from the prior year and additional restaurant remodeling investments are expected to increase fiscal 2012 capital expenditures to a range of $50 million to $60 million.

The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal 2012 is estimated to be $0.25.  Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.05, and a change of $191,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal fourth quarter 2011 results today at 11:00 a.m. ET. The conference call number is (888) 359-3624, or for international callers (719) 325-2434.  The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast. To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from one hour after the call and available until midnight on Thursday, February 23, 2012.  The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers.  The conference ID is 9419045.  The webcast replay will also be available on the Company’s website until midnight on Sunday, April 15, 2012.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages.  In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages.  There currently are 465 Red Robin® restaurants located across the United States and Canada, including 328 company-owned restaurants and 137 restaurants operating under franchise agreements.

Forward-Looking Statements:

Forward-looking statements in this press release regarding our expected earnings per share and restaurant sales, new restaurant growth, certain statements under the heading “Outlook” and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date.  Without limiting the generality of the foregoing, words such as “will,” “expect,” “believe,” “anticipate,” “intend,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on assumptions believed by the Company to be reasonable.  We caution investors not to place undue reliance on any such forward-looking statements.  Forward-looking statements, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks, described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) include but are not limited to the following:  the ability to continue the strategies and achieve anticipated revenue and cost savings from Project RED and other initiatives; the uncertain general economic conditions; high levels of unemployment and uncertain consumer confidence; the effectiveness of Company marketing strategies, loyalty program and guest count initiatives; competition in the casual dining market and discounting by competitors; changes in commodity prices; the cost and availability of key food products, labor and energy; shortages or interruptions in the delivery of food and other products; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities and repurchases of the Company’s common stock; the ability to fulfill planned expansion, including in both new and existing markets; the concentration of the Company’s restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; risks related to doing business with franchisees; health concerns about the Company’s food products and preparation; the Company’s ability to protect its intellectual property and proprietary information; federal, state and local regulation of our business including healthcare reform, labor and insurance costs; and other risk factors described from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

(303) 846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010
Revenues:
Restaurant revenue	$202,504	$189,295	$898,842	$846,389
Franchise royalties and fees	3,087	3,117	14,151	13,409
Other revenue	390	162	1,857	4,471
Total revenues	205,981	192,574	914,850	864,269
Costs and expenses:
Restaurant operating costs:
Cost of sales	51,464	46,206	227,063	206,639
Labor	67,915	67,798	303,503	300,878
Operating	27,270	28,442	124,238	125,137
Occupancy	15,570	14,694	65,785	63,055
Depreciation and amortization	12,521	12,959	55,272	56,738
Selling, general and administrative expenses	23,616	19,505	103,124	92,958
Pre-opening costs	728	1,024	3,527	3,015
Asset impairment charge	2,418	—	4,337	6,116
Total costs and expenses	201,502	190,628	886,849	854,536
Income from operations	4,479	1,946	28,001	9,733
Other (income) expense:
Interest expense	1,487	828	5,885	5,112
Interest income	(14)	(20)	(62)	(63)
Other	16	(33)	90	(46)
Total other expenses	1,489	775	5,913	5,003
Income before income taxes	2,990	1,171	22,088	4,730
Provision (benefit) for income taxes	85	(1,057)	1,511	(2,569)
Net income	$2,905	$2,228	$20,577	$7,299
Earnings per share:
Basic	$0.20	$0.14	$1.36	$0.47
Diluted	$0.20	$0.14	$1.34	$0.46
Weighted average shares outstanding:
Basic	14,620	15,563	15,122	15,536
Diluted	14,823	15,703	15,357	15,709

RED ROBIN GOURMET BURGERS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	December 25, 2011	December 26, 2010
Assets:
Current Assets:
Cash and cash equivalents	$35,036	$17,889
Accounts receivable, net	14,785	6,983
Inventories	18,040	16,037
Prepaid expenses and other current assets	9,970	7,600
Income tax receivable	1,387	3,822
Deferred tax asset	1,429	1,294
Total current assets	80,647	53,625
Property and equipment, net	402,360	414,048
Goodwill	61,769	61,769
Intangible assets, net	38,969	43,056
Other assets, net	9,231	6,759
Total assets	$592,976	$579,257

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$14,798	$12,776
Construction related payables	3,328	2,943
Accrued payroll and payroll related liabilities	35,044	29,137
Unearned revenue, net	24,139	14,391
Accrued liabilities	19,045	18,592
Current portion of term loan notes payable	9,375	18,739
Current portion of long-term debt and capital lease obligations	757	838
Total current liabilities	106,486	97,416
Deferred rent	40,025	34,214
Long-term portion of term loan notes payable	136,875	85,214
Other long-term debt and capital lease obligations	9,924	53,731
Other non-current liabilities	4,968	8,021
Total liabilities	298,278	278,596

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,276,404 and 17,101,897 shares issued; 14,579,257 and 15,600,867 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 2,697,147 and 1,501,030 shares, at cost	(83,285)	(50,321)
Paid-in capital	178,111	171,558
Accumulated other comprehensive loss, net of tax	(326)	(197)
Retained earnings	200,181	179,604
Total stockholders’ equity	294,698	300,661
Total liabilities and stockholders’ equity	$592,976	$579,257

Schedule I

Reconciliation of Non-GAAP Results to GAAP Results

(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and fifty-two weeks ended December 25, 2011, and December 26, 2010, net income (loss) and basic and diluted earnings (loss) per share, excluding the effects of the asset impairment charges, restaurant closure costs, severance expense, executive transition costs, and initial gift card breakage revenue recorded in first quarter 2011.  The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company.  This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein.  The non-GAAP results were calculated using an assumed 13.8% normalized tax rate in 2011 and a tax benefit of 3.2% in 2010 on income and expense items before taxes excluding the identified items.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Fifity-two Weeks Ended
	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010

Net income (loss) as reported	$2,905	$2,228	$20,577	$7,299
Executive transition and severance expense	—	47	2,228	2,559
Asset impairment and restaurant closure costs	2,418	767	4,337	6,972
Initial cumulative gift card breakage income	—	—	(438)	(3,507)
Income tax benefit (expense)	(1,208)	(994)	(2,391)	(2,230)

Adjusted net income	$4,115	$2,048	$24,313	$11,093

Basic net income (loss) per share:
Net income (loss) as reported	$0.20	$0.14	$1.36	0.47
Executive transition and severance expense	—	—	0.15	0.16
Asset impairment and restaurant closure costs	0.17	0.05	0.29	0.45
Initial cumulative gift card breakage income	—	—	(0.03)	(0.23)
Income tax benefit (expense)	(0.09)	(0.06)	(0.16)	(0.14)

Adjusted earnings per basic share	$0.28	$0.13	$1.61	$0.71

Diluted net income (loss) per share:
Net income (loss) as reported	$0.20	$0.14	$1.34	$0.46
Executive transition and severance expense	—	—	0.15	0.16
Asset impairment and restaurant closure costs	0.16	0.05	0.28	0.45
Initial cumulative gift card breakage income	—	—	(0.03)	(0.22)
Income tax benefit (expense)	(0.08)	(0.06)	(0.16)	(0.14)

Adjusted earnings per diluted share	$0.28	$0.13	$1.58	$0.71

Weighted average shares outstanding:
Basic	14,620	15,563	15,122	15,536
Diluted	14,823	15,703	15,357	15,709

Schedule II

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and asset impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect a current cash outlay for the restaurants.  The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs.  The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 52 weeks ended December 25, 2011, and December 26, 2010, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Fifty-two Weeks Ended
	December 25, 2011		December 26, 2010		December 25, 2011		December 26, 2010
	As Reported		As Reported		As Reported		As Reported
Restaurant revenues	$202,504	98.3%	$189,295	98.3%	$898,842	98.3%	$846,389	97.9%
Restaurant operating costs:
Cost of sales	51,464	25.4	46,206	24.4	227,063	25.3	206,639	24.4
Labor	67,915	33.5	67,798	35.8	303,503	33.8	300,878	35.5
Operating	27,270	13.5	28,442	15.0	124,238	13.8	125,137	14.8
Occupancy	15,570	7.7	14,694	7.8	65,785	7.3	63,055	7.4
Restaurant-level operating profit	40,285	19.9	32,155	17.0	178,253	19.8	150,680	17.8

Add – other revenues	3,477	1.7	3,279	1.7	16,008	1.7	17,880	2.1
Deduct – other operating:
Depreciation and amortization	12,521	6.1	12,959	6.7	55,272	6.0	56,738	6.6
Selling, general and administrative	23,630	11.5	18,738	9.7	103,078	11.3	92,102	10.7
Pre-opening costs	728	0.4	1,024	0.5	3,527	0.4	3,015	0.3
Asset impairment charge	2,418	1.2	—	—	4,337	0.5	6,116	0.7
Restaurant closure costs	(14)	(0.0)	767	0.4	46	0.0	856	0.1
Total other operating	39,283	19.1	33,488	17.4	166,260	0.5	158,827	18.4

Income from operations	4,479	2.2	1,946	1.0	28,001	3.1	9,733	1.1

Total other expenses, net	1,489	0.7	775	0.4	5,913	0.6	5,003	0.6
Provision (benefit) for income taxes	85	0.0	(1,057)	(0.5)	1,511	0.2	(2,569)	(0.3)
Total other	1,574	0.8	(282)	(0.1)	7,424	0.8	2,434	0.3

Net income	$2,905	1.4%	$2,228	1.2%	$20,577	2.2%	$7,299	0.8%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.